Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to use of our report dated April 18, 2013, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of February 2, 2013, and January 28, 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 2, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Albany, New York
March 31, 2014